Shareholder UPDATE (Unaudited)

Annual Meeting Results
An annual meeting of the Funds shareholders was held on
October 1, 2002. Each matter voted upon at that meeting,
as well as the number of votes cast for, against or
withheld, the number of abstentions, and the number of
broker non-votes with respect to such matters, are set
forth below.
(1) The Funds shareholders elected the following eight
directors:
                          Shares     Shares Withholding
		         Voted For   Authority to Vote
Roger A. Gibson ........ 3,710,620      348,044
Andrew M. Hunter III(A). 3,961,806       96,858
Leonard W. Kedrowski.... 3,961,806       96,858
John M. Murphy, Jr.(B).. 3,712,226      346,438
Richard K. Riederer .... 3,968,706       89,958
Joseph D. Strauss ...... 3,953,615      100,049
Virginia L. Stringer ... 3,959,749       98,915
James M. Wade .......... 3,964,006       94,658

(A) Andrew M. Hunter III tendered his resignation from the board of directors, effective December 2002.
(B) John M. Murphy, Jr. tendered his resignation from the board of directors, effective May 2003.

(2) The Funds shareholders ratified the selection by the Funds Board of Directors of Ernst & Young LLP as the independent public accountants for the Fund for the most recently completed fiscal year ended
November 30, 2002. The following votes were cast regarding this matter:

 Shares       Shares                     Broker
Voted For  Voted Against  Abstentions   Non-Votes
3,767,149    268,338        23,176          -